SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported) November 30, 2006
                                                        -----------------

                       LEGEND INTERNATIONAL HOLDINGS, INC
                 (Exact Name of Company as Specified in Charter)



          Delaware                   000-32551                  23-3067904
----------------------------   ---------------------      ----------------------
(State or Other Jurisdiction   (Commission File No.)        (IRS Employer
  of Incorporation)                                         Identification No.)


         Level 8, 580 St Kilda Road, Melbourne, Victoria Australia 3004
         --------------------------------------------------------------

                  (Address of Principal Executive Offices)    (Zip Code)

Company's telephone number              61-3-8532-2800
Company's facsimile number              61-3-8532-2805
Company's email address                 lgdi@axisc.com.au
Company's website address               www.lgdi.net

Item 1.01      Entry into a Material Definitive Agreement


(i)      Private Placement of Shares and Options of Common Stock

         Effective March 28, 2007, Legend International Holdings, Inc advises that during the period December 31, 2006 to March 28, 2007, it has issued 5,315,624 shares of common stock raising US$1,328,906. The shares issued are restricted shares. The funds will be used to fund the exploration on the Northern Australian diamond interests and for working capital.

         Effective November 30, 2006, Legend International Holdings, Inc advises the issue of 75,000 shares of common stock and 50,000 options to acquire shares of common stock in the Company, with an exercise price of US$0.25 and a latest exercise date of December 31, 2012.

         Effective December 27, 2006, Legend International Holdings, Inc advises the issue of 16,500 shares of common stock following the cashless exercise of 19,000 options to acquire shares of common stock in the Company, with an exercise price of US$0.25 and a latest exercise date of December 31, 2012.


(ii)     Bonus Issue of Shares of Common Stock

         Effective December 31 , 2006, Legend International Holdings, Inc advises that it has issued approximately 41,934,337 shares of common stock pursuant to the bonus issue of one new share of common stock for each two shares of common stock, as announced on September 19, 2006. The record date for the bonus issue of shares and options was December 31, 2006.


 Item 3.02        Unregistered Sales of Equity Securities

(i) The description of the Private Placement set forth above is hereby incorporated herein by this reference. The securities that are being issued pursuant to this Private Placement are being issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act") under section 4(2) of the Act and under Regulation S promulgated under the Act.

(ii) The description of the Options set forth above is incorporated herein by this reference.


Item 8.01      Other


         Legend International Holdings, Inc advises that has been undertaking a diamond drilling program along with loam and stream sampling in the Abner Range on its North Australian tenements, in response to detailed analysis of geophysical data. Rock-chip sampling of past drilling on the Company's Glyde River tenement has also been taken and the results are pending.

         In addition, a review of open file reports documenting past exploration on the Company's tenements, in particular at Selby on EL22251which has an area of 1,644 square kilometres, has ascertained the existence of highly radioactive phosphates at the surface. The "large number of uranium-dominant anomalies" have been documented in past exploration by Argold Holdings (1992) and Ahrnem Land Mining (1981-1983). Two large outcrops are of note, each with a strike length of more than 800 meters and over 200 meters wide and are reported to be "significantly radioactive at 10 to 100 times the background ...uranium and copper are anomalous" (Argold, 1992). An average phosphate grade ranging from 6% to 34.2% has been returned from previous sampling. Uranium is a common by-product of marine phosphate deposits, accounting for a significant proportion of the world's uranium production and averaging grades of 6 to120 parts per million ("ppm") uranium. The occurrences at Selby on EL22251 have returned past assay values ranging from 250 ppm to 532 ppm uranium (ALM, 1982).

         The deposits have potential for a wider regional occurrence on EL22251 at Selby. According to Argold in 1992, "The occurrences appear to be of syngenetic organic origin and can therefore be expected to occupy a specific stratigraphic facies within the Masterton, and show lateral continuity [within EL22251 at Selby]. The occurrences...give very strong indications of the enormous potential of the host unit which covers an area of several thousand square kilometers, to host commercial deposits. The occurrences have substantial commercial potential and further exploration work is warranted."

         In light of increased commodity prices, an investigation to resolve the specific extent and grades of these anomalies will be incorporated into the current drilling program, which is expected to include surface reconnaissance, reverse circulation drilling, further loam and stream sampling during the year. Uranium prices were at approximately US$15/lb in the 1980's, reduced in the early 1990's around the time of Argold's exploration of this area, and has recently reached US$100/lb. Phosphate prices are also substantially higher than at the time of this historical exploration.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                LEGEND INTERNATIONAL HOLDINGS, INC.
                                (Company)

                                By: /s/Peter Lee
                                   ---------------------------------------
                                           Peter Lee
                                           Secretary

Dated: March 28, 2007